UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2016

RigNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35003	76-0677208
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1880 S. Dairy Ashford, Suite 300 Houston, Texas	77077-4760
(Address of principal executive offices)	(zip code)

(281) 674-0100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

RigNet, Inc. (the “Company”) announced on May 31, 2016, that its Board of Directors (the “Board”) has appointed Steven E. Pickett to serve as Chief Executive Officer and President of the Company effective May 31, 2016. Mr. Pickett succeeds the Company’s Interim CEO and President, Martin L. Jimmerson. The Company has agreed to request and support the nomination of Mr. Pickett to the Board.

Prior to joining the Company, Mr. Pickett, age 52, served as Chief Executive Officer and President of 21st Century Towers, a telecommunications infrastructure company. Prior to that, he served as Chief Executive Officer of WesTower Communications, a telecommunications service firm, from 2013 to 2015, and Chief Executive Officer and President of Telmar Network Technology, a telecommunications product and service company, from 2008 to 2013. Before becoming the Telmar’s CEO, he was Chief Operating Officer. He holds a BSEE from Tufts University and MBA from The Kellogg Graduate School of Management at Northwestern University. Mr. Pickett brings to the Company extensive background knowledge of the telecommunications industry and experience in leading significant international companies.

Mr. Pickett and the Company entered into an employment agreement, dated May 31, 2016 (the “Agreement”) for an initial term of three years, subject to certain reductions in time and termination provisions. Under the Agreement, Mr. Pickett will receive an annual base salary of $485,000 and a one–time cash payment in January 2017 equal to 7/12th of his annual base salary. He also received: (i) a signing bonus of options to purchase 100,000 shares of the Company’s common stock, vesting 25% on the anniversary of grant for four years (“Signing Bonus”); and (ii) a one-time equity award equal to 7/12th of his annual base salary (prorated in 2016 from June 1, 2016 forward), 70% of which are in the form of restricted stock units and 30% of which are in the form of performance unit awards. Mr. Pickett will also be eligible to participate, beginning with the 2017 fiscal year, in the Company’s Short-Term Incentive Plan and in the Company’s Long Term Incentive Plan. He also received a sale of house expense reimbursement of up to $100,000 and certain other relocation expense reimbursements.

In the event that Mr. Pickett’s employment with the Company is terminated during the term of the Agreement without “cause” (as defined in the Agreement), is terminated within two years of a “change in control” (as defined in the Agreement), or is terminated during the term of the Agreement by Mr. Pickett for “good reason” (as defined in the Agreement) he will be entitled to receive (i) two times the sum of his annual bonus for the year and his then annual salary, (ii) benefits coverage under COBRA for a period of up to 18 months, and (iii) immediate vesting of the Signing Bonus. By December 1, 2018 the Company must provide Mr. Pickett notice that they will extend his employment on the same terms for an additional 12 months or will terminate him but pay 12 months’ salary and bonus, payable with a six month delay. This severance would be subject to offsets from other employment or consulting income. If Mr. Pickett is notified of his termination and rejects the severance, no other severance will be paid under the Agreement. Obtaining severance is conditioned on Mr. Pickett signing a release.

Mr. Pickett is subject to restrictive covenants of noncompetition and non-solicitation during the term of the Agreement and for two years afterwards. The Agreement provides ongoing confidentiality and non-disparagement obligations.

There are no family relationships between Mr. Pickett and any director or executive officer of the Company and there are no transactions between Mr. Pickett and the Company that would be reportable under Item 404(a) of Regulation S-K.

The full text of the press release announcing Mr. Pickett’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Exhibit Description

99.1	Press release dated May 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGNET, INC.

By:	/s/ William D. Sutton
William D. Sutton
Senior Vice President, General Counsel

Dated: May 31, 2016

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

99.1	Press release dated May 31, 2016.